Toyota Auto Finance Receivables LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Toyota Auto Finance Receivables LLC has filed with the SEC for more complete information about Toyota Auto Finance Receivables LLC, Toyota Auto Receivables 2011-A Owner Trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Toyota Auto Finance Receivables LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

Free Writing Prospectus dated January 25, 2011
$1,000,644,000

Toyota Auto Receivables 2011-A Owner Trust
Issuing Entity
Toyota Auto Finance Receivables LLC
Depositor
Toyota Motor Credit Corporation
Sponsor, Administrator and Servicer

The depositor has prepared a preliminary prospectus supplement dated January 25, 2011 and prospectus dated January 25, 2011 which describe the notes issued by the issuing entity. You should review such preliminary prospectus supplement and prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from Standard &  Poor's Ratings Services, a Standard & Poor's Financial Services LLC business (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s” and together with S&P, the “rating agencies”), listed below.

	Moody’s	S&P
Class A-1 Notes	Prime-1 (sf)	A-1+ (sf)
Class A-2 Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)
Class B Notes	A2 (sf)	A (sf)

The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw an assigned rating at any time.  Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.

None of the sponsor, depositor, servicer, administrator, indenture trustee, Delaware trustee, owner trustee or any of their affiliates will be required to monitor any changes to the ratings on these notes.

A security rating is not a recommendation to buy, sell or hold notes.  The ratings of the notes address the likelihood of the payment of principal and interest on the notes in accordance with their terms.  A rating agency may subsequently lower or withdraw its rating of any class of the notes.  If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes.

Joint Bookrunners

BofA Merrill Lynch	HSBC	RBS
Co-Managers

Barclays Capital
                                  Citi
                                                  Credit Agricole Securities
                                                                                 Credit Suisse
                                                                                                            J.P. Morgan
                                                                                                                               Mizuho Securities USA Inc.
                                                                                                                                                                  Santander
                                                                                                                                                                                             SMBC Nikko
                                                                                                                                                                                                                        Toussaint Capital Partners, LLC
                                                                                                                                                                                                                                                   UBS Investment Bank